Exhibit 10.1

CLINICAL SUPPLY AND COMMERCIAL MANUFACTURING SERVICES AGREEMENT

This CLINICAL SUPPLY AND COMMERCIAL MANUFACTURING SERVICES AGREEMENT (“Agreement”) is made as of the Effective Date, by and between SIGMA-TAU Pharmasource Inc. (“SIGMA-TAU”), with a place of business of 6925 Guion Road, Indianapolis, IN, 46268 and Aradigm Corporation, a California corporation with offices at 3929 Point Eden Way, Hayward, CA, 94545 (“ARADIGM”). The “Effective Date” shall be the date on which the License and Collaboration Agreement by and between ARADIGM and Grifols, S.A. (the “Grifols Collaboration Agreement”) is executed by the parties thereto and delivered to SIGMA-TAU, provided that if the Grifols Collaboration Agreement has not been executed and delivered by ten (10) days from the date of execution of this Agreement, this Agreement shall not become effective.

A.	SIGMA-TAU provides contract manufacturing, packaging, and analytical services to the pharmaceutical industry.

B.	ARADIGM is the pharmaceutical developer of Pulmaquin®, inhaled ciprofloxacin, and seeks assistance from SIGMA-TAU in the formulation, manufacturing, scale-up, filling, labeling, packaging and testing of Pulmaquin® as provided in this Agreement and the attachments hereto.

C.	ARADIGM desires to engage SIGMA-TAU to provide certain services to ARADIGM in connection with the processing of ARADIGM’s Product (defined below); and SIGMA-TAU desires to provide such services pursuant to the terms and conditions set forth in this Agreement.

SIGMA-TAU and ARADIGM are sometimes referred to herein individually as a “Party” and collectively as the “Parties,” and references to “SIGMA-TAU” and “ARADIGM” shall include their respective Affiliates.

NOW, THEREFORE, in consideration of the mutual covenants, terms and conditions set forth below, the Parties agree as follows:

Section 1. DEFINITIONS

As used in this Agreement the following terms shall each have the meaning set forth below:

1.1 “Actual Yield” means the number of vials filled from a Batch after Processing and delivered to ARADIGM, including any vials used for quality or stability testing.

1.2 “Adverse Event” shall mean any adverse event associated with the use of a Product in humans in whatever form, whether or not considered drug-related, including an adverse event occurring in the course of the use of Product in professional practice, in studies, in investigations or in tests or an adverse event occurring from Product overdose (whether accidental or intentional), from Product abuse, or from Product withdrawal, as well as any toxicity, sensitivity, failure of expected pharmacological action, or laboratory abnormality that is, or is thought by the reporter of such event to be, serious or associated with Product.

1.3 “Affiliate” shall mean any corporation, association or other business entity which directly or indirectly controls, is controlled by or is under common control with SIGMA-TAU or ARADIGM and “control,” “controls” or “controlled” shall mean the legal power to direct or cause the direction of the general management and policies of such entity whether through the ownership of at least 50% of the voting securities or voting capital stock of such business entity, or any other comparable controlling equity or controlling ownership interest with respect to a business entity other than a corporation.

1.4 “Applicable Laws” shall mean all federal, state and local laws, statutes, rules, regulations, ordinances and guidelines as in effect on the Effective Date, applicable to each Party’s activities in respect of Services, Processing, and DP and Product, including for clarity, cGMP; provided, however, with respect to compliance by SIGMA-TAU with laws, statutes, rules, regulations, ordinances and guidelines having applicability outside the United States, Applicable Laws shall include only those laws, statutes, rules, regulations, ordinances and guidelines satisfying the requirements of Section 7.1(b) herein. In the event of any conflict between any of the foregoing sources of authority, U.S. federal law and regulations shall be given priority, unless otherwise agreed to in writing by the Parties.

1.5 “ARADIGM Equipment” shall have the meaning set forth in Section 2.3.

1.6 “ARADIGM Information” shall mean all technical and other information provided to SIGMA-TAU by ARADIGM related to the formulation of the DP and Product including all Materials and Specifications.

1.7 “Batch” shall mean a quantity of DP or Product produced using the Process that (a) is expected to have uniform character and quality within specified limits, and (b) is produced according to a single manufacturing run during the same cycle of the Process as defined in a batch record. Each Batch intended for commercial sale and distribution to be fifty liters (50L), one-hundred liters (100L), or any other size, in each case as may be mutually agreed upon by the Parties.

1.8 “cGMP” shall mean the standards relating to manufacturing practices as required by the rules and regulations of the FDA under the United States Food, Drug and Cosmetic Act

C.F.R Part 210 as amended from time to time and the European Medicines Evaluation Agency of the European Union for fine chemicals, active pharmaceutical ingredients, intermediates or bulk products as established by the principles detailed in the guidance document developed by the international conference on harmonization known as “Q7A good manufacturing practice guidance for active pharmaceutical ingredients”.

1.9 “Certificate of Analysis” shall mean, with respect to a Batch, that document setting forth the measured and observable characteristics of DP and Product from the Batch as required by the Specifications, as dated, executed and provided to ARADIGM by SIGMA-TAU prior to Delivery of such Product.

1.10 “Certificate of Compliance” shall mean a statement signed by SIGMA-TAU that certifies that all Processing of a Batch of DP or Product was performed or otherwise implemented, packaged and tested in accordance with cGMP.

1.11 “Commercially Reasonable Efforts” shall mean, with respect to a Party’s obligations under this Agreement, the carrying out of such obligations with a level of effort and resources consistent with those commercially reasonable efforts and practices of a company comparable with such Party under the circumstances.

1.12 “Confidential Information” shall have the meaning set forth in Section 9.1.

1.13 “Core Process Records” shall mean those Batch records and test records that materially relate to the Processing and Release of Product including Master Batch Records.

1.14 “Defective Batch” shall mean

(a) A Batch that has not been produced in accordance with the Quality Agreement; or

(b) A Batch that, upon Delivery, does not meet Specifications or was not Processed according to Applicable Laws or any such other material requirement agreed upon by the Parties in writing.

1.15 “Deliver” or “Delivery” or “Delivered” shall mean (i) with respect to Product or any other tangible item, when there is transfer of possession of such Product in accord with Section 4 of this Agreement and (ii) with respect to Services, when such Services have been completed and the appropriate report received by ARADIGM.

1.16 “Drug Product” or “DP” shall mean the formulated product that results from the Processing of the active pharmaceutical ingredient in combination with excipients and other Materials that will be Processed to produce Product.

1.17 “Europe” shall mean the member states of the European Union as composed on the Effective Date.

1.18 “Expected Process Loss” means the expected losses of DP and Product during Processing, attributable to performing the formulation and filling line set-up, line and filter retention, sampling, fill checks and inspection, packaging and preparation for shipping, in an amount to be determined by mutual agreement of the Parties. The Parties shall set the percentage after the Processing of ten (10) lots based on the performance during the Processing of such Batches in accordance in the Development Plan, and then periodically review and compare the Expected Process Loss amounts to actual losses sustained during Processing to improve yield, if possible and to maintain the accuracy of such estimates.

1.19 “FDA” shall mean the United States Food and Drug Administration.

1.20 “Firm Order” shall mean a binding order for the purchase of Product that ARADIGM is obligated to purchase under the Forecast, as set forth in Section 3.1.

1.21 “Forecast” shall mean ARADIGM’s forecast of its monthly purchase requirements of Product as described in Section 3.1.

1.22 “Governmental Authority” shall mean any country, including any political subdivision thereof, court instrumentality, or agency thereof (including the U.S. Food and Drug Administration, the European Agency for the Evaluation of Medicinal Products, and any equivalent governmental regulatory body in any territory in the world, and any successor entity or entities to any of the preceding), and any other federal, state, or public authority, domestic or foreign, exercising governmental powers and having jurisdiction over any activity of a Party under this Agreement.

1.23 “Late Delivery” shall mean a Batch of Product that Delivery is more than [*****] after the Delivery date specified in an accepted Purchase Order, where such a delay in Delivery is due to a cause reasonably under the control of SIGMA-TAU. A Batch will not be considered a Late Delivery to the extent due to:

(a) the lack of availability of a Material, provided SIGMA-TAU has depleted all Safety Stocks;

(b) any changes (i) mandated by Governmental Authority or (ii) requested by ARADIGM, that cause such delay;

(c) with respect to the [*****] Batches Processed by SIGMA-TAU (including the process validation Batches), a failure of any such Batches to meet Specifications, provided SIGMA-TAU has, without undue delay, initiated Processing of an additional Batch to address the shortfall;

(d) SIGMA-TAU Processing Product in [*****] of the Firm Order;

(e) the inability to Release a Batch for which the reason for the Batch not being a Released Batch cannot be ascribed to a specific cause, provided SIGMA-TAU has, without undue delay, initiated Processing of an additional Batch to address the shortfall; or

[*****] Confidential portions of this document have been redacted and filed separately with the Securities and Exchange Commission.

(f) SIGMA-TAU actively pursuing an open investigation on a Batch, provided such open investigation reasonably prohibits additional Processing.

In addition, a Batch will not be considered a Late Delivery if provided under the Development Plan set forth in Exhibit A.

1.24 “Latent Defect” shall mean a defect, caused by SIGMA-TAU’s failure to Process according to the Quality Agreement, the Specifications, or Applicable Laws, in any Batch that was not, and could not reasonably be expected to have been, found by exercise of ordinary care in inspection at Delivery by ARADIGM.

1.25 “Manufacturing Facility” shall mean the manufacturing facility at 6925 Guion Road, Indianapolis in which SIGMA-TAU shall Process or have Processed DP and Product under this Agreement.

1.26 “Master Batch Record” or “MBR” shall mean a written description of the procedures to be followed for Processing a Batch of the DP or Product, including but not limited to the history of a Batch from the raw material stage up through and until completion of the Batch, a complete list of all active and inactive ingredients, components, weights and measures, process parameters, packaging materials, and labeling and complete specifications for each, within the meaning cGMP.

1.27 “Materials” shall mean all raw materials and packaging and shipping materials for Processing and Services for Product.

1.28 “Minimum Purchase Requirement” shall have the meaning set forth in Section 3.3.

1.29 “Patents” shall mean, collectively, (a) pending patent applications (and patents issuing therefrom), issued patents, regional patents, utility models and designs; and (b) reissues, divisions, substitutions, confirmations, renewals, extensions, provisionals, registrations, validations, re-examinations, additions, continuations, continued prosecution applications, continuations-in-part, divisionals, or Supplementary Protection Certificates or restoration of patent terms of or to any patents, patent applications, utility models or designs, in each case being enforced within the applicable territory.

1.30 “Price” shall mean the price(s) and compensation specified in the Terms of Payment for the Processing and Services in Exhibit E.

1.31 “Process” or “Processing” shall mean the act of manufacturing, handling, storing, analyzing, testing, packaging, inspecting, labeling and preparing for shipment of Product.

1.32 “Product” shall mean any product that incorporates or contains the Drug Product in its final packaged form as Pulmaquin® (where such product is an inhalation formulation comprising a combination of liposomal ciprofloxacin and free ciprofloxacin).

1.33 “Purchase Order” shall mean a written request submitted by ARADIGM to SIGMA-TAU for a specific quantity of Product by a specific delivery date at a specific location.

1.34 “Quality Agreement” shall mean the quality agreement attached as Exhibit C that describes the Parties’ quality control, quality assurance and regulatory responsibilities relating to the Processing and Release of Product by SIGMA-TAU to ARADIGM (as amended or restated from time to time by written approval of authorized quality representatives of the Parties).

1.35 “Regulatory Filing” shall mean any and all correspondence or petitions to Regulatory Authorities for the purpose of registering the Product or the Process, or modifying or supplementing existing filings and subsequent amendments and supplements thereto, as required by Applicable Laws, in order to develop, Process, test, sell or distribute Product or the DP under this Agreement.

1.36 “Release” or “Released Batch” shall mean the process by which, in respect of each Batch:

(a) SIGMA-TAU’s quality unit:

(i) reviews and approves completed Batch records;

(ii) reviews and approves all Core Process Records;

(iii) closes out all non-conformances;

(iv) closes out all change controls;

(v) issues a Certificate of Analysis;

(vi) issues a Certificate of Compliance; and

(b) ARADIGM’s Quality Unit:

(i) reviews, and, if appropriate, Accepts all Core Process Records related manufacturing documentation,

(ii) reviews, and, if appropriate, Accepts the Certificate of Analysis; and

(iii) releases the Batch.

For the purpose of this definition, “Accepts” means SIGMA-TAU has received written notification from ARADIGM that ARADIGM accepts the documents referred to in Clause (b) above. In the absence of such written notification that ARADIGM does or does not Accept such documents, upon the expiration of 30 calendar days from the date on which ARADIGM receives SIGMA-TAU’s written notification of SIGMA-TAU’s completion of the tasks referred to in Clause (a) above, ARADIGM is deemed to have Accepted the documents referred to in Clause (b) above. A Batch that has been Released may be referred to as a “Released Batch”. A Released Batch, or set of Released Batches, may also be referred to as “Released Product”.

1.37 “Services” shall mean all or any part of the services to be performed by SIGMA-TAU under this Agreement, other than Processing.

1.38 “SIGMA-TAU Supplied Materials” shall mean those Materials supplied by SIGMA-TAU for use in connection with Services or Processing of the DP or Product, including but not limited to raw materials, components, labeling materials and other such resources.

1.39 “Specifications” shall mean the measurable and observable qualities, characteristics and attributes of DP and Product, the initial version of which is attached as Exhibit D, as the same may be modified from time to time pursuant to the terms of this Agreement.

1.40 “Standard Operating Procedures” or “SOP” shall mean written procedures requiring uniform performance of specific functions, or uniform use of specific equipment or resources to ensure data, analysis and manufacturing quality and uniformity.

1.41 “Supply Failure” has the definition in Section 4.5.

1.42 “Technology Transfer” means the transfer by SIGMA-TAU to ARADIGM or any Third Party designated by ARADIGM of the full and complete Standard Operating Procedures, all tangible and intangible information relating to the process of manufacturing Product, all documents, manufacturing instructions, specifications, and any other relevant documentation, all relevant manufacturing know-how, licenses and materials (including raw materials specifications) that is necessary to enable ARADIGM or ARADIGM’s designee to Process DP and Product using the Process used by SIGMA-TAU for such Processing, to meet all Specifications, and to comply with applicable regulatory requirements (including obtaining any necessary regulatory approvals, conducting any required studies and developing any other regulatory documentation) and all Applicable Laws in connection with such transfer.

1.43 “Term” shall mean that period outlined in Section 11.

1.44 “Terms of Payment” shall mean the terms of payment specified in Exhibit E.

1.45 “Testing Laboratories” shall mean any Third Party mutually agreed up by the Parties and instructed by SIGMA-TAU to carry out tests on Materials, DP or Product with regard to discrepant results pursuant to Section 4.3(c).

1.46 “Theoretical Yield” means the anticipated number of filled vials projected after Processing a known amount of raw materials after taking into consideration the Expected Process Loss.

1.47 “Third Party” shall mean any person or entity other than ARADIGM, SIGMA-TAU, or an Affiliate of either of them.

1.48 “Third Party Manufacturer” shall mean a third party selected by ARADIGM to Process DP or Product as permitted under the terms of this Agreement.

Section 2. SCOPE OF AGREEMENT

2.1 Development Plan. SIGMA-TAU shall develop and deliver to ARADIGM, and ARADIGM shall pay SIGMA-TAU for, the deliverables set forth in the plan attached as Exhibit A (the “Development Plan”). All Product provided in accordance with the Development Plan shall conform to Applicable Laws and the Specifications.

2.2 Yield. In the event that SIGMA-TAU Processes a Batch of Product i) that is not a Defective Batch of Product and ii) the Actual Yield per Batch is less than a percentage (with such percentage to be agreed upon by the Parties after the Processing of ten (10) Batches) of the Theoretical Yield, ARADIGM will receive a discount on the cost of such Batch. The percentage discount of such Batch shall equal the percentage difference between the Theoretical Yield and the Actual Yield.

2.3 ARADIGM Equipment.

(a) ARADIGM shall provide to SIGMA-TAU, promptly after the Effective Date, and at ARADIGM’s expense, the equipment listed on Exhibit B, as may be amended from time to time by signed mutual agreement of the Parties (the “ARADIGM Equipment”). At ARADIGM’s election, SIGMA-TAU may acquire for ARADIGM additional or replacement ARADIGM Equipment that will automatically be deemed to be added Exhibit B. In this case ARADIGM shall reimburse SIGMA-TAU for any ARADIGM Equipment acquired by SIGMA-TAU at paid cost plus [*****] management fee. ARADIGM shall be responsible for all freight, insurance and other costs of transporting ARADIGM Equipment to the Manufacturing FacilitySIGMA-TAU may only use the ARADIGM Equipment for the purpose of fulfilling its Product Process and Delivery obligations under this Agreement and for no other purposes or customers without ARADIGM’s prior written consent. SIGMA-TAU shall use the ARADIGM Equipment in a careful and proper manner and shall cause the ARADIGM Equipment to be kept and maintained as recommended by the manufacturer, ordinary wear and tear resulting from proper and normal use excepted. Except for repairs required as a result of SIGMA-TAU’s failure to comply with the preceding sentence, ARADIGM will pay the costs for replacement parts and for repairs made by SIGMA-TAU personnel at the rates set forth on Exhibit B. All replacement parts added or incorporated into the ARADIGM Equipment shall become the property of ARADIGM. SIGMA-TAU shall not make any material alterations to the ARADIGM Equipment without the prior written consent of ARADIGM. Title to the ARADIGM Equipment at all times will remain with ARADIGM.

2.4 Specifications.

(a) SIGMA-TAU shall Process DP and Product to be supplied hereunder in all respects in accordance with the applicable Specifications, Applicable Laws, and the terms

[*****] Confidential portions of this document have been redacted and filed separately with the Securities and Exchange Commission.

and conditions of this Agreement. Each Party shall promptly notify the other of any new instructions or specifications or other requirements of Applicable Law affecting DP or Product of which it becomes aware, and shall confer with each other in good faith with respect to means for complying with such requirements.

(b) The Parties acknowledge that either Party may seek to change the Specifications, or that the Specifications may need to be refined and modified, based upon experience with the manufacturing, testing and use of DP or Product, the request of a Regulatory Authority, changes in Applicable Laws, or otherwise. Accordingly, SIGMA-TAU and ARADIGM shall discuss in good faith the need to modify Specifications from time to time as the Parties’ experience with the manufacturing, testing and use of DP or Product warrants and as necessary, appropriate or required by Applicable Laws; provided, however, that ARADIGM shall have the exclusive right to make any decisions about changes to the Specifications, MBR or Processing hereunder for DP or Product supplied to them based upon such considerations.

(c) If a proposed change to the Specifications or Process is mandated by a change in Applicable Laws or by a Regulatory Authority and failure to comply with such mandate would render either Party’s performance under this Agreement or the use of DP or Product contrary to Applicable Law, the Processing of DP or Product shall be suspended until such time as the Parties confer and SIGMA-TAU and ARADIGM determine a course of action and responsibilities for implementing such change in the Processing of DP or Product under this Agreement to comply with such amended Applicable Laws and the requirements of such Regulatory Authority. No change in the Specifications shall be implemented by SIGMA-TAU, without ARADIGM’S express written consent, which shall describe the specific change.

2.5 Manufacturing Facility Modifications.

(a) In the event that:

(i) a change in Applicable Laws, or

(ii) a change in Specifications proposed by SIGMA-TAU and agreed to by ARADIGM;

relates solely to the United States, Europe, Canada or other territories for which SIGMA-TAU supplies products necessitates a change to the Manufacturing Facility, SIGMA-TAU shall design and implement such change at its own expense.

(b) In the event that a change to:

(i) the Specifications that is proposed by ARADIGM, or

(ii) Applicable Law not related to the United States, Europe, Canada or other territories for which SIGMA-TAU supplies products necessitates a change to the Manufacturing Facility; then:

SIGMA-TAU shall design such change and propose to ARADIGM the cost and time reasonably necessary to implement such change. The change shall be implemented by SIGMA-TAU at ARADIGM’s expense only upon the written approval of ARADIGM.

(c) SIGMA-TAU shall notify ARADIGM in writing at least six (6) months in advance of initiating work on any planned major change, or as soon as practicable in the event that such planned change is to be implemented in less than six (6) months, to its Manufacturing Facility or operations that may impact contamination, cross-contamination, or the ability to utilize the Manufacturing Facility for Processing Product. In the event that SIGMA-TAU is required by the FDA or EMEA to validate or re-validate manufacturing processes that could impact the Services for the Processing of Product, SIGMA-TAU shall notify ARADIGM regarding the required activities. SIGMA-TAU shall be responsible for validation or re-validation costs that are required to keep the Manufacturing Facility compliant with cGMPs, and ARADIGM shall be responsible for all validation or revalidation costs actually incurred by SIGMA-TAU solely attributable to keeping the manufacturing Process for the Product compliant with cGMP. Any such costs or charges solely attributable to the validation or revalidation of the Process for the Product for which ARADIGM is responsible are subject to ARADIGM’s prior written approval, not to be unreasonably withheld. The Parties agree that it shall not be unreasonable for ARADIGM to withhold its consent for any such validation or revalidation costs which exceed the lesser of: [*****]. In the event that ARADIGM reasonably withholds its consent to any such validation or revalidation costs, ARADIGM will have the right to terminate this Agreement provided the respective CEOs of the Parties, or their designees, have engaged in a good faith discussion attempting to resolve the Parties’ disagreement over the amount or sharing of the validation or revalidation costs. SIGMA-TAU will provide original receipts for any costs plus [*****] management fee incurred by it from a Third Party for which it seeks reimbursement from ARADIGM. SIGMA-TAU may Process DP or Product under this agreement at a facility other than the Manufacturing Facility only with ARADIGM’s prior written consent.

2.6 Coordinators. Within thirty (30) days after the Effective Date, ARADIGM and SIGMA-TAU shall each appoint an authorized representative and a back-up representative (each, a “Coordinator”) for the exchange of all communications, other than legal notices, related to the Processing of DP, Product and the Services. Each such Party shall provide notice to the other Party as to the name and title of the individuals so appointed. Each Party may replace its Coordinator at any time for any reason by providing written notice to the other Party.

2.7 Quarterly Meetings. The Parties shall endeavor to meet, either at the Manufacturing Facility or via teleconference, on at least a quarterly basis to review progress on the Development Plan and/or the Processing of Product pursuant to the Forecast. The Coordinators will be responsible for setting the agenda for such meetings. Such meeting will include the Coordinator, a representation from program management, supply chain and quality assurance from each Party.

[*****] Confidential portions of this document have been redacted and filed separately with the Securities and Exchange Commission.

2.8 Process Improvements. Upon request from ARADIGM, SIGMA-TAU shall prepare, from time to time, a plan which details the agreed Services necessary to implement improvements or changes to the processes involved in the Processing of DP or Product or where new or additional equipment is being used in such Processing. The scope and price of any such a work plan should be agreed in writing by the Parties and attached to this Agreement in accord with the Price detailed in Exhibit E.

2.9 License. Subject to the limitations set forth in this Agreement, ARADIGM hereby grants to SIGMA-TAU a nonexclusive, worldwide, royalty-free license, with no right to sublicense under all patents, patent applications, trademarks, non-patented intangible and tangible information, other intellectual property, and know-how, which are owned or controlled by ARADIGM and which ARADIGM has the right to disclose and license to Third Parties, including Processing instructions, copyrights, copyrightable works, know-how and trade secrets, which are necessary for, and solely for the purpose of, SIGMA-TAU to Process (including labeling) the Product for ARADIGM under the terms of this Agreement. Except for the license provided hereby, neither Party will obtain any right, title, or interest in each other’s intellectual property by virtue of this Agreement or its performance of services hereunder.

Section 3. FORECASTS; ORDERS

3.1 Forecasts.

ARADIGM shall submit to SIGMA-TAU within ninety (90) days following the Processing of the process validation lots as described in the Development Plan, and in any event not later than nine (9) months prior to the anticipated first commercial sale, and thereafter no later than the fifth (5th) business day of every month during the Term:

(a) An eighteen (18) month rolling forecast (“Forecast”) organized by months and Product stock keeping units setting forth the quantities of each Product that ARADIGM expects to purchase from SIGMA-TAU during the eighteen (18)-month period commencing with the beginning of said month. Each Forecast shall constitute a binding commitment of ARADIGM to purchase the percentages of Products detailed in Table 3.1, below, pursuant to Firm Orders.

(b) A thirty six (36) month rolling forecast (“Long Range Forecast”) organized by months (except for the last twelve (12) months of each Long Range Forecast, which shall be organized as one twelve (12)-month period) and Product stock keeping units setting forth the quantities of each Product that ARADIGM expects to purchase from SIGMA-TAU during the thirty six (36)-month period commencing with the beginning of said month. Each Long Range Forecast shall be non-binding on ARADIGM, provided that ARADIGM shall be required to purchase at least that percentage of the quantity of each of the Products specified in the Forecast as follows:

Table 3.1
Period of the Forecast	Percentage of Forecast Amount that is a Firm Order
First four months	[*****]
Fifth through eighth month	[*****]
Eighth through twelfth month	[*****]
Twelfth through thirty-sixth month	[*****]

ARADIGM shall make all Forecasts and Long Range Forecasts in good faith given market and other information available to ARADIGM. Purchase Orders.

(c) ARADIGM shall purchase Product solely by making Firm Orders, submitted in the form of a Purchase Order, which must consist of one or more full Batch or Batches of Product. To the extent Safety Stock is available (provided SIGMA-TAU has complied with its obligations under Section 3.5), ARADIGM may submit firm Purchase Orders for quantities of Products up to [*****] of the quantity set forth in the 100% binding portion of the Forecast (i.e., in the first four (4) months of the Forecast) most recently submitted for such month (and modifications to prior Firm Orders) at any time up to forty-five (45) days prior to the scheduled Delivery date of Product attributable to such month (including, for clarity, at any time after ARADIGM has submitted a Firm Order but no less than forty-five (45) days prior the scheduled Delivery of such ordered Product); provided, however, that if, with respect to any month, ARADIGM orders any Product in excess of [*****] of the quantity set forth in the binding portion of the Forecast most recently submitted for such month, SIGMA-TAU shall use Commercially Reasonable Efforts to supply such excess but shall not be liable for its inability to do so. By way of example only, if ARADIGM has a quantity of [*****] lots in the Forecast, it may submit a Firm Order for up to [*****] lots (i.e. [*****] of the quantity indicated in the Forecast).

(d) ARADIGM shall submit each Firm Order to SIGMA-TAU in connection with its submission of the Forecast for which the month in which ARADIGM desires Delivery of the Product is the third month of such Forecast and at least ninety (90) days prior to such requested Delivery date. All Purchase Orders shall include, in addition to the number of Batches, the territories to which the Product will be Delivered. SIGMA-TAU shall, within five (5) business days after receiving each Firm Order provide a receipt notification to ARADIGM. Within ten (10) days of receiving each Firm Order, SIGMA-TAU shall accept in writing such Firm Order.

(e) In such written acceptance of a Purchase Order, if SIGMA-TAU requests changes to a required Delivery date, ARADIGM shall use Commercially Reasonable Efforts to agree to such change, assuming such requested change to the required delivery date does not exceed sixty (60) days from the original requested delivery date.

(f) If ARADIGM requests changes to any Purchase Order previously submitted by ARADIGM, including any increases or decreases in quantity of Products, required delivery date, SIGMA-TAU shall use Commercially Reasonable Efforts to comply with such changes but shall not be liable for its inability to do so.

[*****] Confidential portions of this document have been redacted and filed separately with the Securities and Exchange Commission.

3.2 Minimum Yearly Quantity. ARADIGM must order and purchase a minimum of [*****] of Product in each calendar year (the “Minimum Purchase Requirement”) following approval for sale by a Regulatory Authority in the United States or Europe. In the event ARADIGM does not meet the Minimum Purchase Requirement, on or before December 31 of each calendar year, ARADIGM shall pay SIGMA-TAU an amount equal to the difference between the amounts actually paid to SIGMA-TAU for Product and the Price of [*****] full Batches of Product; provided, however, in the calendar year during which the first approval for sale by a Regulatory Authority occurs, the Minimum Purchase Requirement are set forth in Table 3.3 below.

Table 3.3
Month of first approval for sale by a Regulatory Authority	Minimum Purchase Requirement (applicable to the calendar year during which approval is received).
January – April	[*****]
May – August	[*****]
September – December	[*****]

3.3 Maximum Yearly Quantity. SIGMA-TAU shall not be obligated to Process quantities of Product in excess of [*****] Batches per year, including Safety Stock, in such Batch sizes as are reflected in the Forecast.

3.4 Safety Stock. After receipt of the first approval by a Regulatory Authority for commercial sale of the Product, SIGMA-TAU will, at all times thereafter during the Term, Process and store at least [*****], Batches of Product to be used to supplement SIGMA-TAU’s other Processing activities under this Agreement (the “Safety Stock”). SIGMA-TAU shall invoice ARADIGM and ARADIGM shall pay for (i) all Batches of Safety Stock shall be invoiced upon the earlier of when (a) the Batches are Released, or (b) forty (40) days after SIGMA-TAU delivers to ARADIGM the Core Process Records for any such Batch of Safety Stock, assuming ARADIGM has not provided SIGMA-TAU notice during such forty (40) day period that any such Batch is a Defective Batch, as well as (ii) all storage charges plus [*****] for all Safety Stock Batches in excess of two (2). The Parties anticipate that the Safety Stock would be used to (i) fulfill Firm Orders which exceed the Forecast amounts (as set forth in Section 3.2(a)), in the event a Batch does not meet Specifications, (ii) if a Batch is lost during transportation to Grifols by ARADIGM, (iii) in the event the Processing of a Batch is otherwise delayed or (iv) in any other circumstance that would otherwise constitute a delay in Delivery of the Product, in each case to the extent SIGMA-TAU’s available Processing abilities are not able to address such Product needs or shortfalls. SIGMA-TAU shall use Commercially Reasonable Efforts to ensure that such Safety Stock Batches do not expire or become unusable (e.g., through the appropriate rotation of its Product inventory or FIFO). Following approval for sale by a Regulatory Authority in the United States or Europe, the amount of Safety Stock will be reviewed by the Parties annually with regard to the then-current Forecasts and the current Processing parameters and timeframes. Following use of a Batch of Safety Stock, SIGMA-TAU shall use Commercially Reasonable Efforts to replace such Safety Stock as soon as is possible.

[*****] Confidential portions of this document have been redacted and filed separately with the Securities and Exchange Commission.

3.5 Raw Materials. Prior to receipt of the first Forecast, the Parties shall meet and agree upon the quantities of Materials SIGMA-TAU shall have in inventory, in order to ensure that Firm Orders at [*****] of the Forecast can be Processed and Delivered during the applicable time frames and the Safety Stock maintained. ARADIGM agrees to reimburse SIGMA-TAU for all costs related to any Materials that expire or are otherwise unusable due to ARADIGM not ordering [*****] of the quantities as Firm Orders from the Forecast, provided SIGMA-TAU shall use Commercially Reasonable Efforts to ensure that any such excess Materials do not expire or become unusable (e.g., through the appropriate rotation of its Materials inventory). SIGMA-TAU-Supplied Materials. SIGMA-TAU shall provide, at its cost and expense all Materials required in connection with Processing DP and Product hereunder. SIGMA-TAU represents and warrants to ARADIGM that SIGMA-TAU and/or its Affiliates currently has access to, and during the entire Term of this Agreement will make all Commercially Reasonable Efforts to maintain access to, sufficient supplies of Materials, utilities, container/closure systems, packaging materials, labor, and all other items required to supply DP and Product to ARADIGM without interruption to cover the Forecasts and Safety Stocks agreed by the Parties. If any Materials and/or components expire due to a change in the Forecast, ARADIGM shall reimburse SIGMA-TAU at cost plus 10% for any such Materials and/or components. Notwithstanding the foregoing, at any time during first two (2) years of commercial supply of Product, either Party may elect, at ARADIGM’s sole cost and expense up to a maximum of [*****], for SIGMA-TAU to purchase any HSPC and cholesterol required in the Processing of DP and/or Product for the Batches to be Processed in such two (2) year period (and maintaining the Safety Stock required under this Agreement). SIGMA-TAU shall invoice ARADIGM and ARADIGM shall pay for such materials in accordance with Section 5.2. Labeling and Packaging.

(a) ARADIGM shall control the content and type of all labeling and packaging, including package inserts (and any revisions thereto) for each Product worldwide and shall have the responsibility, at ARADIGM’s expense, for any revisions thereto. ARADIGM shall provide SIGMA-TAU with drafts of the label content and consider SIGMA-TAU’s comments in good faith; provided that ARADIGM shall have the final decision as to such label and package content submitted to the applicable Governmental Authority for its approval.

(b) With respect to the initial content and type of labeling and packaging approved by the applicable Governmental Authority and any subsequent revisions for each Product, SIGMA-TAU shall implement such labeling and packaging as soon as reasonably practicable following SIGMA-TAU’s receipt of the required documentation specifying the content to be included in the labeling and packaging, including all necessary photo-ready art, with respect thereto from ARADIGM.

Section 4. DELIVERY

4.1 Fulfillment of Purchase Orders and Right to Cure. SIGMA-TAU shall satisfy ARADIGM’s Purchase Orders in accordance with their terms; provided, however, to the extent such terms conflict with this Agreement, the terms of this Agreement will control. Upon receipt of

[*****] Confidential portions of this document have been redacted and filed separately with the Securities and Exchange Commission.

any Purchase Order, SIGMA-TAU shall notify ARADIGM within ten (10) business days if it becomes aware or believes that it will not be able to satisfy a particular Purchase Order on time, in full or at all, which notice shall include an explanation in reasonable detail of the reason(s) for SIGMA-TAU’s failure to comply with a particular Purchase Order and its proposed course of action for remedying such failure. Should SIGMA-TAU not be able to deliver the quantity of Product as requested in the Purchase Order, it shall discuss in good faith with ARADIGM its requirements in respect of such Purchase Order and, unless ARADIGM determines that the requested quantity ordered in such Purchase Order (or any of it) is not required, SIGMA-TAU shall use Commercially Reasonable Efforts to Process and Deliver the shortfall amount (or such of it as may be required by ARADIGM) to ARADIGM as soon as possible; provided however, in no event shall SIGMA-TAU start to Process such shortfall amount (or such of it as may be required by ARADIGM) later than thirty (30) days after the order date or deliver the shortfall amount (or such of it as may be required by ARADIGM) later than ninety (90) days after the original Delivery date. Shipment. All shipments of DP and Product or other items from SIGMA-TAU will be shipped, at ARADIGM’s expense, in accordance with the shipping and packaging instructions. Delivery by SIGMA-TAU shall be made Ex-Works (INCOTERMS 2010). SIGMA-TAU shall be responsible for providing all quality and commercial shipping documentation as set forth in the Specifications and the Quality Agreement and ensure that any DP or Product is not a Defective Batch.

4.2 Inspection; Acceptance or Rejection of Delivery.

(a) Notice of all claims (time being of the essence) arising out of (i) damage to or total or partial loss of Product or such other item in transit shall be given in writing to SIGMA-TAU and the carrier within ten (10) days of Delivery or (ii) non-Delivery shall be given in writing to SIGMA-TAU within ten (10) days after the date of SIGMA-TAU’s dispatch notice. ARADIGM shall make damaged Product or other items available for inspection and shall comply with the requirements of any insurance policy covering Product or other items notified by SIGMA-TAU to ARADIGM. SIGMA-TAU shall offer ARADIGM all reasonable assistance, at the cost and expense of ARADIGM, in pursuing any claims arising out of the transportation of Product or other items.

(b) Except as otherwise provided in paragraph (a) above, ARADIGM shall have thirty (30) days from the date of Delivery of Product in order to evaluate Product and accept or reject such Delivery; provided that ARADIGM shall only be permitted to reject Product if (i) SIGMA-TAU fails to deliver a Certificate of Analysis with respect to DP and Product, (ii) DP or Product does not meet the Specifications, (iii) DP or Product is a Defective Batch or (iv) is Delivered more than sixty (60) days following the completion of Processing as defined as by disposition to the bulk containers per the appropriate Batch record. If ARADIGM does not notify SIGMA-TAU of its rejection of DP or Product within 30 days from the date of Delivery of Product, ARADIGM shall be deemed to have accepted the Delivery of Product.

In the event ARADIGM rejects Delivery of Product as a Defective Batch, SIGMA-TAU shall have the right to sample and retest DP or Product. In the event of a discrepancy between ARADIGM’s and SIGMA-TAU’s test results such that one Party’s results fall within the Specifications and the other Party’s test results fall outside the Specifications, or there exists a dispute over whether such failure is due (in whole or in part) to acts or omissions of ARADIGM or any Third Party after Delivery, the Parties shall cause a testing laboratory agreeable to both SIGMA-TAU and ARADIGM to perform comparative tests and/or analyses on samples of the alleged defective DP or Product. The testing laboratory’s results shall be in writing and shall be final and binding save for manifest error on the face of its report. Unless otherwise agreed to by the Parties in writing, the costs associated with such testing and review shall be borne by the Party against whom the testing laboratory rules. The testing laboratory shall be required to enter into written undertakings of confidentiality no less burdensome than set forth herein.

4.3 Rejected Product. In the event ARADIGM properly rejects Delivery of Product per Section 4.3, or ARADIGM identifies Product with a Latent Defect, upon ARADIGM’s election (a) SIGMA-TAU shall use Commercially Reasonable Efforts to either (i) Deliver Safety Stock or (ii) Process and Deliver the replacement Product to ARADIGM as soon as possible; provided however, in no event shall SIGMA-TAU start to Process such Safety Stock or replacement Product later than thirty (30) days after the identification of the Defective Batch or Latent Defect or deliver the replacement Product later than ninety (90) days after the identification of the Defective Batch or Latent Defect, at no additional cost to ARADIGM, including SIGMA-TAU being responsible for the purchase of replacement Materials or (b) refund to ARADIGM all costs paid by ARADIGM for such affected Product.

4.4 Continuity of Supply. If the circumstances below in (a) or (b) occur [*****] (“Supply Failure”), ARADIGM will not be bound by (or have any financial or other liability for) any Forecast, any previously submitted Purchase Order, or any Minimum Purchase Requirement and ARADIGM shall, subject to the following sentence, have the right (but not the obligation) to terminate this Agreement for-cause under Section 11.2(b), in both cases until SIGMA-TAU has Delivered all Firm Orders without a Late Delivery for a period of at [*****]. Notwithstanding the foregoing, ARADIGM may not terminate this Agreement for-cause unless the respective CEOs of the Parties, or their designees, have engaged in a good faith discussion attempting to resolve the Supply Failure and prevent future such occurrences. This Section 4.5 shall not apply to the activities conducted under the Development Plan.

(a) SIGMA-TAU does not accept a Purchase Order in accordance with Forecast.

(b) There is a Late Delivery of a Batch.

4.5 Failure to Take Delivery. If ARADIGM improperly rejects any Batch of DP or Product or otherwise refuses to accept Delivery of Product or other items in accordance with this Agreement, ARADIGM shall be billed at that time for all such Product or other items, and on the first day of each month thereafter for reasonable administration and storage costs per pallet with respect to such DP or Product, if SIGMA-TAU decides to store or arrange for storage of such Product. For each such Batch of Product or other item, ARADIGM agrees that: (i) risk of ownership and loss for such Product or other item has passed to ARADIGM, (ii) such Product or other item shall be on a bill and hold basis for legitimate business purposes and (iii) ARADIGM will be responsible for any decrease in market value or the deterioration of such Product or other item that relates to factors and circumstances outside SIGMA-TAU’s reasonable control.

[*****] Confidential portions of this document have been redacted and filed separately with the Securities and Exchange Commission.

Section 5. PRICE, PAYMENTS AND REPORTS

5.1 Price and Terms of Payment. ARADIGM shall pay SIGMA-TAU the Price for the Product and Services, set forth in Exhibit E, pursuant to the Forecast. For the activities conducted pursuant to the Development Plan specified in Section 2.2, ARADIGM shall pay SIGMA-TAU the payments as outlined in Exhibit A or Exhibit E as appropriate.

5.2 Invoicing and Payment. SIGMA-TAU shall invoice ARADIGM for Services and Product following the Delivery of such Services and Product to ARADIGM. ARADIGM shall remit payment on the Price of Services and Processing within thirty (30) days of ARADIGM’s receipt and acceptance of a Batch of Product. All payments owed under this Agreement shall be made by wire transfer to a bank and account designated in writing by SIGMA-TAU, unless otherwise specified in a subsequent writing by SIGMA-TAU. SIGMA-TAU shall send its invoices to ARADIGM at the following address:

Aradigm Corporation

3929 Point Eden Way,

Hayward, CA 94545

Attention: Accounts Payable

5.3 Taxes. All taxes, duties and other amounts assessed on Product prior to or upon sale to ARADIGM are the responsibility of ARADIGM, and ARADIGM shall reimburse SIGMA-TAU for any such taxes, duties or other expenses paid by SIGMA-TAU.

5.4 Late Payment. Time for payment shall be of the essence. In default of payment on the due date: interest shall accrue on any amount overdue at the rate of 1% above the rate charged to the most creditworthy borrowers from time to time of Bank of America NT & SA, San Francisco, California, or at such lesser maximum rate permitted by law, interest to accrue on a day to day basis both before and after judgment.

5.5 Price Verification. For a period of two (2) years from the end of the calendar year in which a payment was due hereunder, upon thirty (30) days prior notice, SIGMA-TAU shall make such records relating to such payment available, during regular business hours and not more often than once each calendar year, for examination by an independent certified public accountant selected by ARADIGM and reasonably acceptable to SIGMA-TAU, for the purposes of verifying SIGMA-TAU’s compliance with the calculation of the Price pursuant to Exhibit E and the accuracy of the invoices furnished pursuant to this Agreement. The results of any such audit shall be shared by the auditor with both Parties and shall be considered Confidential Information of both Parties. Any amounts shown to have been overcharged by SIGMA-TAU shall be re-paid by SIGMA-TAU within thirty (30) days from the auditor’s report, plus interest accruing (calculated pursuant to Section 5.4) on such over-paid amounts from the original due date. ARADIGM shall bear the full cost of such audit unless such audit discloses an overcharge by SIGMA-TAU of greater than seven point five percent (7.5%) in which case SIGMA-TAU shall bear the full cost of such audit. ARADIGM shall have the right to share the results of any audit under this section with

Grifols under confidentiality restrictions no less restrictive that the confidentiality provisions of this agreement. Notwithstanding anything to the contrary in this Agreement, if ARADIGM assigns this Agreement to another party, then ARADIGM shall have no further rights under this Section 5.5.

Section 6. QUALITY CONTROL/QUALITY ASSURANCE

6.1 Quality Agreement. In the event of a conflict between the terms of this Agreement and the Quality Agreement (Exhibit C), this Agreement shall control except with respect to matters relating to compliance with cGMPs and related quality regulations, in which case, the Quality Agreement will control. SIGMA-TAU shall use Commercially Reasonable Efforts to comply with the Quality Agreement but in any event shall comply in all material respects with Applicable Laws.

6.2 Core Process Records. At least [*****] prior to the Delivery of each Batch SIGMA-TAU shall provide ARADIGM with properly completed copies of Core Process Records for such Batch prepared in accordance with the Specifications and Applicable Laws unless otherwise set forth in the Quality Agreement.

6.3 Release Responsibility. ARADIGM shall have control over, and shall be responsible for, final Release of all DP and Product. ARADIGM shall not Release any Product if the Certificate of Analysis, Core Process Records, or testing by ARADIGM indicate that DP or Product does not comply with the applicable Specifications, or Applicable Laws, or ARADIGM knows of any such non-compliance.

Section 7. REGULATORY

7.1 Compliance.

(a) SIGMA-TAU shall comply in all material respects with all regulatory requirements with respect to DP or Product imposed by Applicable Law from time to time upon SIGMA-TAU as the provider of the Processing and the Services, but not limited to, those relating to environmental, health, and safety matters. ARADIGM shall comply in all material respects with all regulatory requirements with respect to DP and Product that are imposed by Applicable Law from time to time upon ARADIGM as the holder of the Investigational New Drug application and any similar global applications or marketing authorizations.

(b) If ARADIGM requests SIGMA-TAU to comply with any law, statute, rule, regulation, ordinance, or guideline having applicability outside the United States, Canada or Europe, SIGMA-TAU shall use reasonable commercial efforts to comply in all material respects if it consents to be so bound, but only to the extent that:

[*****] Confidential portions of this document have been redacted and filed separately with the Securities and Exchange Commission.

(i) ARADIGM informs SIGMA-TAU in writing in the English language of the precise foreign requirements that ARADIGM is requesting SIGMA-TAU to observe;

(ii) such foreign requirements do not conflict with any mandatory requirements under the laws of the United States and/or Europe;

(iii) all documented costs and expenses incurred by SIGMA-TAU in complying with such foreign requirements shall be charged to ARADIGM in addition to the Price.

7.2 Regulatory Filings. SIGMA-TAU shall provide all information related to the Manufacturing Facility, Processing and testing of the DP and/or Product that are reasonably required for the filing and maintenance of a plant master file (“PMF”) of any foreign equivalents of the PMF in jurisdictions outside of the United States. Any assistance to be provided to ARADIGM by SIGMA-TAU in response to inquiries of Governmental Authorities shall be provided by SIGMA-TAU on terms to be agreed upon by the Parties and at SIGMA-TAU’s standard rates then in effect. The Parties shall discuss and cooperate in good faith regarding the filing and maintenance of any foreign equivalents of the PMF in jurisdictions outside of the United States.

7.3 Recalls. SIGMA-TAU shall reasonably cooperate with ARADIGM in connection with any recall, withdrawal, or modification. ARADIGM shall be responsible for the cost of and all losses associated with any recall or Product withdrawal or modification; provided, however, that to the extent that any such recall or Product withdrawal is due to a Latent Defect, the gross negligence or willful misconduct on the part of SIGMA-TAU, then SIGMA-TAU shall reimburse ARADIGM for all direct costs associated with such recall or withdrawal, but in any case only to the extent attributable to SIGMA-TAU and subject to a cumulative cap of the amount paid by ARADIGM for the affected Batch and the maximum cumulative liability of SIGMA TAU under Section 10.6. ARADIGM shall share with SIGMA-TAU all relevant information relating to any such recall, withdrawal, or modification. In addition, ARADIGM shall also promptly and fully detail for SIGMA-TAU any Product complaints or field alerts it receives insofar as any such complaints relate to the Process or Services rendered by SIGMA-TAU hereunder.

7.4 Regulatory Inspections. SIGMA-TAU shall promptly inform ARADIGM following receipt of any regulatory inquiry or communication, or the occurrence of any inspection, regarding the Processing of DP and Product. In the event SIGMA-TAU receives a notice of inspection or an inspection visit by any Governmental Authority which directly involves DP or Product or is likely to materially impact SIGMA-TAU’s ability to produce DP or Product, SIGMA-TAU shall give ARADIGM such notice as is practicable under the circumstances. In the event there are written observations or any other written communication by a Governmental Authority which directly involve DP or Product or would likely materially impact SIGMA-TAU’s ability to produce DP or Product, or any proposed written response by SIGMA-TAU to any such inspection, ARADIGM shall be informed promptly and be provided with copies of applicable documentation, and shall have a reasonable opportunity to review and comment on the proposed response. Such opportunity to review and comment shall not be extended so as to cause any response of SIGMA-TAU to be later than is required by such Governmental Authority.

7.5 Recordkeeping. SIGMA-TAU shall maintain true and accurate books, records, test and laboratory data, reports and all other information relating to Processing and the Services performed under this Agreement, including all information required to be maintained by Applicable Laws. Such information shall be maintained in forms, notebooks and records for a period of at least two (2) years from the relevant Product expiration date or longer if required under Applicable Laws.

7.6 Licenses and Permits. ARADIGM shall, at its expense, be solely responsible for obtaining and maintaining all permits, licenses, registrations and other authorizations required from Governmental Authorities with respect to Product; provided that SIGMA-TAU shall, at its expense, be responsible for obtaining and maintaining any permits, licenses, registrations or other authorizations from U.S. Governmental Authorities for the Manufacturing Facility as are required for the Processing of Product.

7.7 Regulatory Compliance. During the Term of this Agreement, SIGMA-TAU will use Commercially Reasonable Efforts to provide information to ARADIGM in support of regulatory matters with respect to activities under this Agreement, at ARADIGM’s request and at ARADIGM’s expense for SIGMA-TAU’s assistance and out-of-pocket costs.

7.8 Adverse Event Reporting. ARADIGM shall be responsible for all reporting to Governmental Authorities of Adverse Events. If SIGMA-TAU becomes aware of any Adverse Events, it shall report all information in its possession regarding such event to ARADIGM as soon as practicable in order to allow ARADIGM to fulfill its regulatory reporting obligations within the time frames required by Governmental Authorities and Applicable Laws after becoming aware of such information, and shall cooperate with ARADIGM as necessary to report such event to Governmental Authorities.

7.9 Audit Rights. ARADIGM shall have the right to perform up to [*****] per calendar year of SIGMA TAU’s Manufacturing Facility relating to the Product (including access to manufacturing, quality, Processing, packaging and regulatory matters and records relating to the Product) during normal business hours and upon at least ninety (90) days’ prior notice to SIGMA-TAU. In such audits, ARADIGM may utilize its employees, consultants and/or representatives (including from partners), provided such participants will be bound by a confidentiality agreement that is at least as stringent as the confidentiality terms set forth herein. The first such audit in a given calendar year shall occur with each Party bearing its own costs and expenses associated with participating in or facilitating such audit. Any second audit in a given calendar year shall be conducted at ARADIGM’s sole expense (in accordance with the fee schedule in Exhibit E).

7.10 Person in the Plant. SIGMA-TAU shall permit ARADIGM at maximum of two employees, consultants and/or representatives (including from partners) to have access to the Manufacturing Facility during the Processing of the DP or Product for the purposes of (i) observing the manufacturing process and (ii) reviewing all Batch records and other documents, including, without limitation, all production logs, reagent preparation records, column packing

[*****] Confidential portions of this document have been redacted and filed separately with the Securities and Exchange Commission.

records, deviation reports, Materials and components testing and release data, SOPs, and the like (individually and collectively, “Access”). ARADIGM employees, consultants and/or representatives shall not be auditing the operations but shall merely observe the Process activities. All such ARADIGM, consultants and/or representatives receiving Access will be bound by a confidentiality agreement that is at least as stringent as the confidentiality terms set forth herein. SIGMA-TAU shall consider, in good faith, any suggestions that ARADIGM or its onsite, consultants and/or representatives have regarding the design or operation of the Manufacturing Facility and will promptly respond to ARADIGM regarding such suggestions.

7.11 Regulatory Approval Inspections. SIGMA-TAU shall reasonably accommodate requests made on behalf of ARADIGM by a Governmental Authority such as the FDA, Health Canada and the EMEA, to inspect the SIGMA-TAU Facility in the course of reviewing ARADIGM’s Product filing or approved application. SIGMA-TAU shall reasonably accommodate GMP audits by a Governmental Authority and by ARADIGM in preparation for such inspections if necessary. SIGMA-TAU shall use Commercially Reasonable Efforts to support such audits.

To the extent that SIGMA-TAU requires the reasonable assistance of ARADIGM in order to fulfill its obligations pursuant to this Section, ARADIGM agrees to fully cooperate with and assist SIGMA-TAU.

Section 8. REPRESENTATIONS AND WARRANTIES

8.1 SIGMA-TAU. SIGMA-TAU hereby represents and warrants to ARADIGM as follows:

(a) All Product Delivered by SIGMA-TAU to ARADIGM under this Agreement, at the time of Delivery, (i) shall conform with the DP and Product Specifications and (ii) shall have been Processed in accordance with Applicable Laws (including, for clarity, cGMP).

(b) The Services will be performed consistent with standards then customary in the biopharmaceutical industry, and, in any event, with at least the degree of care that SIGMA-TAU uses to perform similar activities for itself.

(c) It is not debarred and has not and will not use, in performing its obligations under this Agreement in any capacity, the services of any person debarred under subsections 306(a) or (b) of the Generic Drug Enforcement Act of 1992.

(d) It has full authority to enter into this Agreement, and there is no provision contained in any other agreements to which it is a party, which prohibits or restricts it from entering into or performing under this Agreement.

(e) It will at all times, keep all Materials secure and safe from loss and damage in such manner as SIGMA-TAU stores its own Materials of a similar nature.

(f) It will require that all Testing Laboratories or other Third Parties that receive any DP or Product enter into written undertakings of confidentiality no less burdensome than set forth herein.

(g) Each Certificate of Analysis will reflect the results of the tests conducted on the sample of DP or Product to which it relates.

(h) The Batch records and written Standard Operating Procedures maintained by SIGMA-TAU will accurately reflect in all material regards the processes and procedures followed by it in Processing the DP and Product.

(i) It has, or will timely obtain, and will maintain, and comply at all relevant times throughout the Term of this Agreement, with all applicable federal, state, and local permits, licenses, registrations, and other governmental authorizations and approvals as may be required by Applicable Law in order for it to perform its obligations under this Agreement.

(j) Except with respect to the specific Process aspects requested or provided by ARADIGM, it has all the rights necessary to permit it to perform the Services and Process, and otherwise carry out its obligations hereunder without infringing the intellectual property rights of any Third Party.

8.2 ARADIGM. ARADIGM hereby represents and warrants to SIGMA-TAU as follows:

(a) It is not debarred and has not and will not use, in performing its obligations under this Agreement in any capacity, the services of any employee debarred under subsections 306(a) or (b) of the Generic Drug Enforcement Act of 1992;

(b) It has, or will timely obtain, and will maintain and comply at all relevant times throughout the Term of this Agreement in all material respects, with all applicable federal, state, and local permits, licenses, registrations and other governmental authorizations and approvals as may be required by Applicable Laws in order for it to perform its obligations under this Agreement;

(c) It has full authority to enter into this Agreement, and there is no provision contained in any other agreement to which it is a party that prohibits or restricts it from entering into or performing under this Agreement; and

(d) It has all the rights necessary to permit SIGMA-TAU to perform the specific Process aspects requested or provided by ARADIGM without infringing the intellectual property rights of any Third Party.

Section 9. CONFIDENTIAL INFORMATION AND PROPRIETARY RIGHTS AND TECHNOLOGY TRANSFER

9.1 Confidentiality. Unless otherwise set forth in this Agreement, “Confidential Information” means, (A) with respect to ARADIGM, the items set forth on Schedule 9.1(A) and any other trade secret, know-how, process, technique, equipment, device, design, schematic, drawing, formula, data, plan, strategy and forecast specifically related to the Product, DP or the business of ARADIGM disclosed by ARADIGM to SIGMA-TAU pursuant to this Agreement, either in writing or orally and (B) with respect to Sigma Tau the items set forth on Schedule 9.1(B) and any other trade secret, know-how, process, technique, equipment, device, design, schematic, drawing, formula, data, plan, and strategy that have general use in biopharmaceutical manufacturing or related to the business of Sigma Tau, to the extent not specific to the DP or Product, or the Confidential Information of ARADIGM and, in each case, disclosed by Sigma Tau to ARADIGM pursuant to this Agreement, either in writing or orally. The Party receiving Confidential Information shall maintain the confidential and proprietary status of such Confidential Information, keep such Confidential Information and each part thereof within its possession or under its control, and use all reasonable efforts to ensure that such Confidential Information is used only for those purposes specifically authorized by this Agreement. These mutual obligations of confidentiality shall apply as of the Effective Date until ten (10) years following the later of expiration or termination of this Agreement, but such obligations shall not apply to any information to the extent that such information is:

(a) independently developed by such Party without the use of any of the other Party’s Confidential Information outside the scope and not in violation of this Agreement, as evidenced by such Party’s contemporaneous written records;

(b) in the public domain at the time of its receipt or thereafter becomes part of the public domain through no fault of the recipient;

(c) received without an obligation of confidentiality from a Third Party having the right to disclose such information; or

(d)	released from the restrictions of this Section 9.1 by the express written consent of the disclosing Party.

Notwithstanding the provisions of Section 9.1 hereof, the Parties may, to the extent necessary, disclose and use Confidential Information (i) to obtain institutional or government approval to clinically test or market a Product, or (ii) as required by law, statute, rule or court order to be disclosed, provided that in making such disclosure, the disclosing Party conforms with Section 9.3.

9.2 Disclosure of Agreement. Except for disclosures expressly permitted under this Agreement, neither Party may release any information to any Third Party regarding the terms of this Agreement without the prior written consent of the other Party; provided however that ARADIGM may disclose this Agreement, and the terms thereof, to Grifols, S. A. Without limitation, this prohibition applies to press releases, educational and scientific conferences, quarterly investor updates, promotional materials, governmental filings and discussions with public officials, the media, security analysts and investors. This provision, however, shall not apply to any disclosures regarding this Agreement or related information to regulatory agencies (such as the FDA, the Securities and Exchange Commission (the “SEC”) or Federal Trade Commission and/or Department of Justice) that may be required by law, including requests for a copy of this Agreement or related information by tax authorities.

9.3 Required Disclosure. If any Party to this Agreement determines a release of Confidential Information is required by Applicable Law (including releases that may be required to be filed to or with the SEC), that Party will notify the other Party as soon as practicable and give as much detail as possible in relation to the disclosure required. The Parties will then cooperate with respect to determining what information should actually be released, provided that in no event shall a Party be required to delay any such filing or release unreasonably hereunder.

9.4 Proprietary Rights.

(a) No conveyance of any license or other right to use intellectual property rights is made hereunder by the Parties except as explicitly set forth herein. Subject to Section 9.4(b), all inventions related specifically to the DP or the Product, conceived or reduced to practice during the Term, and as a result of this Agreement, whether or not patentable, and whether or not invented solely by or on behalf of ARADIGM or jointly by or on behalf of ARADIGM and SIGMA-TAU shall be owned solely by ARADIGM. Subject to section 9.4(b), all know-how related specifically to the DP or the Product, arising during the Term, and as a result of this Agreement, whether arising as a result of the activities by or on behalf of ARADIGM alone or by or on behalf of ARADIGM and SIGMA-TAU jointly, shall be owned solely by ARADIGM. SIGMA-TAU shall cooperate in vesting ownership of the foregoing inventions and know-how in ARADIGM including, but not limited to, delivering such acknowledgements, assignments, and conveyance documents as ARADIGM shall request.

(b) Notwithstanding Section 9.4(a), SIGMA-TAU shall own all rights to any invention and/or know-how (whether or not patentable) relating to manufacturing, in-process testing, and analytical methods and processes developed by SIGMA-TAU in connection with Services or Processing performed hereunder that have general use in biopharmaceutical manufacturing, to the extent not specific to the DP or Product, or the Confidential Information of ARADIGM or ARADIGM Equipment used in the Services or in the Processing of the Drug Product and provided by ARADIGM, and to the extent not directed to or derived from any pre-existing know-how or Confidential Information provided by ARADIGM to SIGMA-TAU (“Process Invention”); provided that the provisions of this Section 9.4(b) shall not apply to manufacturing, in-process testing, and analytical methods and processes developed by SIGMA-TAU at the direction of ARADIGM. SIGMA-TAU reserves the right to use data that relates to analytical methods and/or in process testing developed during the course of performing the Process or Services hereunder to support applications, assignments or other instruments necessary to apply for and obtain patent or other intellectual property protection with respect to Process Inventions so long as no information which SIGMA-TAU is required to keep confidential under this Agreement or any other previously executed agreement between the Parties relating to confidentiality of information is disclosed in any such application, assignment, or other instrument without the prior consent of ARADIGM (not to be unreasonably withheld). For Process Inventions developed by SIGMA-TAU in connection with performing the Process or Services hereunder, SIGMA-TAU will grant to ARADIGM a perpetual, world-wide, royalty-free, non-exclusive license for ARADIGM to use such Process Inventions and have such Process Inventions practiced on ARADIGM’s behalf.

9.5 Technology Transfer. With three (3) months advanced written notice, ARADIGM may request at its sole expense SIGMA-TAU to make a Technology Transfer to Third Parties. Upon receipt of this request SIGMA-TAU shall appoint a project manager for the Technology Transfer who shall provide ARADIGM with a project plan detailing the timelines of, and necessary resources for, the Technology Transfer. Upon written approval of the project plan by ARADIGM, SIGMA-TAU shall perform the related activities and provide adequate resources.

9.6 Non-Competition. During the Term and for an additional period of either:

(i) [*****] if :

(1) SIGMA-TAU terminates this Agreement, or

(2) ARADIGM terminates this Agreement under Section 11.2 (c), (d), (e) , or (f) (but, with respect to Section 11.2(f), only if ARADIGM is acting with respect to Section 2.5(c)); or

(ii) [*****]

SIGMA-TAU shall not Process any [*****] product for itself or for or on behalf of any Third Party. The Parties agree that at ARADIGM may waive this restriction generally or for a specific Third Party at any time during the Term or after the expiration of the Term.

Section 10. INDEMNIFICATION, LIMITATION OF LIABILITY, AND INSURANCE

10.1 Responsibility and Control. ARADIGM and SIGMA-TAU shall each be solely responsible for the safety of its own employees, agents, Affiliates, or independent contractors with respect to its performance under this Agreement.

10.2 ARADIGM’s Right to Indemnification. SIGMA-TAU shall indemnify and hold harmless ARADIGM, its Affiliates, and their respective directors, officers, employees and agents (“ARADIGM Indemnitees”) from and against any and all suits, claims, losses, demands, liabilities, damages, costs and expenses (including reasonable attorneys’ fees) in connection with any suit, demand or action by any Third Party (“Losses”) arising out of or resulting from (A) any breach of its representations, warranties or obligations set forth in this Agreement (including, for clarity, a breach of Section 8.1(a) and 8.1(b)); (B) any actual or alleged infringement or violation of any patent, trade secret, copyright, trademark or other proprietary rights by SIGMA-TAU; or (C) any gross negligence or willful misconduct by SIGMA-TAU, except to the extent that any of the foregoing (A) through (C) arises out of or results from any ARADIGM Indemnitee’s negligence, willful misconduct or breach of this Agreement.

10.3 SIGMA-TAU’s Right to Indemnification. ARADIGM shall indemnify and hold harmless SIGMA-TAU, its Affiliates, and their respective directors, officers, employees and agents (“SIGMA-TAU Indemnitees”) from and against all Losses arising out of or resulting from (A) any breach of its representations, warranties or obligations set forth in this Agreement; (B) any

[*****] Confidential portions of this document have been redacted and filed separately with the Securities and Exchange Commission.

sale, promotion, distribution, use of or exposure to the Product, including, without limitation, product liability or strict liability relating to design defects or the labeling/marketing of the Product; (C) ARADIGM’s exercise of control over the Processing to the extent that ARADIGM’s instructions or directions violate Applicable Law; (D) any actual or alleged infringement or violation of any patent, trade secret, copyright, trademark or other proprietary rights by ARADIGM; or (E) any negligence or willful misconduct by ARADIGM, except to the extent that any of the foregoing (A) through (E) arises out of or results from any SIGMA-TAU Indemnitee’s gross negligence, willful misconduct or breach of this Agreement.

10.4 Indemnification Procedures. Promptly after receipt by a ARADIGM Indemnitee or an SIGMA-TAU Indemnitee (together or individually, an “Indemnitee”) of notice of any pending or threatened claim against it (an “Action”), such Indemnitee shall give written notice to the Person to whom the Indemnitee is entitled to look for indemnification pursuant to this Article 10 (the “Indemnifying Party”) of the commencement thereof, provided that the failure so to notify the Indemnifying Party shall not relieve it of any liability that it may have to any Indemnitee hereunder, except to the extent the Indemnifying Party demonstrates that it is prejudiced thereby. In case any Action that is subject to indemnification under Section 10.2 or Section 10.3 above shall be brought against an Indemnitee and it shall give written notice to the Indemnifying Party of the commencement thereof, the Indemnifying Party shall be entitled to participate therein and, if it so desires, to assume the defense thereof with counsel reasonably satisfactory to such Indemnitee and, after notice from the Indemnifying Party to the Indemnitee of its election to assume the defense thereof, the Indemnifying Party shall not be liable to such Indemnitee under this Section 10.4 for any fees of other counsel or any other expenses, in each case subsequently incurred by such Indemnitee in connection with the defense thereof, other than reasonable costs of investigation. Notwithstanding an Indemnifying Party’s election to assume the defense of any such Action that is subject to indemnification under Section 10.2 or Section 10.3 above, the Indemnitee shall have the right to employ separate counsel and to participate in the defense of such Action at its own expense. If an Indemnifying Party assumes the defense of such Action, no compromise or settlement thereof may be effected by the Indemnifying Party without the Indemnitee’s written consent, which consent shall not be unreasonably withheld or delayed, unless (i) there is no finding or admission of any violation of law or any violation of the rights of any Person and no effect on any other claims that may be made against the Indemnitee and (ii) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party.

10.5 Except as otherwise expressly provided in this Agreement, ARADIGM’s sole remedy for breach of SIGMA-TAU’s warranty in Section 8.1(a) or 8.1(b) shall be to require SIGMA-TAU to re-perform the relevant services at SIGMA-TAU’s cost.

10.6 SIGMA TAU’S MAXIMUM CUMULATIVE LIABILITY FOR DAMAGES IN CONNECTION WITH ALL CLAIMS RELATED TO THIS AGREEMENT, REGARDLESS OF THE CAUSE OF ACTION, WILL NOT EXCEED THE SUM TOTAL OF THE AMOUNTS PAID OR PAYABLE BY ARADIGM TO SIGMA-TAU IN THE PRECEDING TWELVE (12) MONTHS.

10.7 EXCEPT AS EXPRESSLY STATED HEREIN, SIGMA-TAU DOES NOT PROVIDE ARADIGM WITH ANY WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO THE PROCESSING OR THE SERVICES PROVIDED HEREUNDER, AND

ALL SUCH WARRANTIES, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTIES OF MERCHANTIBILITY OR FITNESS FOR A PARTICULAR PURPOSE ARE WAIVED, OTHER THAN AGREED HEREIN. SIGMA-TAU MAKES NO WARRANTIES THAT THE EXECUTION OF THIS AGREEMENT WILL RESULT IN ANY SPECIFIC QUANTITY OR QUALITY OF PRODUCT. NO PARTY WILL BE ENTITLED TO RECOVER FROM THE OTHER PARTY ANY INDIRECT, SPECIAL, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES OF ANY KIND OR NATURE IN CONNECTION WITH THIS AGREEMENT.

10.8 Insurance. Each Party will, at all times during the Term of this Agreement, maintain in full force and effect, for the benefit of itself and the other, commercial general liability insurance policy which (i) is sufficient to adequately protect against the risks associated with its ongoing business, including the risks which might possibly arise in connection with the transactions contemplated by this Agreement and which is at least Ten Million Dollars ($10,000,000), and (ii) provides that it cannot be terminated or canceled without giving the other Party thirty (30) days prior written notice. Each Party shall furnish the other with a certificate of insurance evidencing that such insurance coverage is in force upon the other’s request from time to time.

Section 11. TERM AND TERMINATION-PENDING OTHER TERMS

11.1 Term. The term of this Agreement shall commence on the Effective Date and remain in effect for a period of five (5) years (the “Initial Term”), unless sooner terminated as expressly provided under the terms of this Agreement. The Initial Term will be automatically renewed for additional two year period(s) (each a “Renewal Term”) unless one Party delivers notice to the other Party no later than twenty four (24) months prior to the commencement of each Renewal Term. The term of this Agreement shall consist of the Initial Term and any Renewal Term (together, the “Term”).

11.2 Termination. Except as expressly set forth below, neither Party shall have the right to terminate this Agreement prior to the expiration of the Term:

(a) ARADIGM may terminate the Agreement for convenience by providing notice to the other Party [*****] in advance of the intended date of termination.

(b) At any time (i) [*****] after the Effective Date, ARADIGM may terminate the Development Plan with six (6) months advanced written notice to SIGMA-TAU.

(c) If a Party has materially breached any of its other obligations hereunder, and such material breach shall continue for thirty (30) days after written notice of such breach was provided to the breaching Party by the non-breaching Party, the non-breaching Party shall have the right at its option to terminate this Agreement effective at the end of such thirty (30) day period.

[*****] Confidential portions of this document have been redacted and filed separately with the Securities and Exchange Commission.

(d) ARADIGM may terminate this Agreement with thirty (30) days’ notice to SIGMA-TAU in the event of a Supply Failure or failure to receive regulatory approval from a Governmental Authority in both the United States and Europe, subject to the requirement of a prior good faith discussion between CEOs, as set forth in Section 4.5.

(e) ARADIGM shall have the right to terminate this Agreement in the event that any inspection or audit rights reveal that SIGMA-TAU’s Processing facilities or processes are not materially in compliance with Applicable Law and such non-compliance is not cured within thirty (30) days by SIGMA-TAU after written notice is given to SIGMA-TAU by ARADIGM, except in the case of any non-compliance that cannot be cured within such thirty (30) day period, if SIGMA-TAU without undue delay commences good faith, diligent actions to cure such non-compliance, in which event the cure period shall be extended for so long as SIGMA-TAU is thereafter diligently continuing such good faith, diligent actions to cure such non-compliance.

(f) ARADIGM shall have the right to terminate this Agreement pursuant to Sections 2.5(c) and 13.

11.3 Effect of Termination.

(a) Upon termination of this Agreement by ARADIGM pursuant to Section 11.2 (c), (d), (e) or (f), (i) SIGMA-TAU shall grant ARADIGM a non-exclusive license under SIGMA-TAU’s patents and know-how solely to make and have made DP and Product and not for any other purpose, (ii) SIGMA-TAU shall provide to ARADIGM a copy of all data, or information generated during the performance of the Processing or Services that is reasonably necessary to make and have made DP and Product, and (iii) SIGMA-TAU shall provide reasonable assistance required to enable an expeditious Technology Transfer for ARADIGM to Process DP and Product for itself (or through a Third Party Manufacturer) at no cost to ARADIGM.

(b) Upon termination of this Agreement by SIGMA-TAU pursuant to Section 11.2(c), ARADIGM shall pay to SIGMA-TAU all amounts set forth in the Development Plan (if then in effect), all amounts due under any Firm Order then in place and for any remaining amounts of Safety Stock; provided SIGMA-TAU shall deliver to ARADIGM or ARADIGM’s designee all inventory of Product as well as all DP and intermediates related to such affected Firm Orders and all Safety Stock in SIGMA TAU’s possession.

(c) Upon termination of this Agreement by ARADIGM pursuant to Section 11.2(a), ARADIGM shall pay to SIGMA-TAU all amounts due under any Firm Order to be Delivered before the effective date of Termination and for any amounts of Safety Stock remaining upon the termination;

(d) Upon termination of this Agreement for any reason, SIGMA-TAU shall promptly deliver all ARADIGM Equipment to ARADIGM, at ARADIGM’s expense and in accordance with ARADIGM’s shipping instructions.

(e) Upon termination of this Agreement for any reason (whether due to breach of either Party or otherwise), SIGMA-TAU will furnish to ARADIGM a complete inventory of all Materials and work in progress for the Processing of DP and Product.

(f) The provisions of Articles 9, 10, 11, 14 shall survive any expiration or termination of this Agreement.

11.4 Continuing Obligations. Termination of this Agreement for any reason will not relieve the Parties of any obligation accruing prior thereto and will be without prejudice to the rights and remedies of either Party with respect to any antecedent breach of the provisions of this Agreement.

11.5 Returned Materials. By no later than the date on which the termination of this Agreement becomes effective, ARADIGM and SIGMA-TAU each will return to the other all information (including without limitation Confidential Information) and other materials in its possession or control that belongs to the other Party, except that each Party may retain a copy of such information of such other Party in its legal department for record keeping purposes, and, if required by Applicable Laws, SIGMA-TAU may retain samples of DP and Product as necessary to meet its legal and regulatory requirements.

Section 12. NOTICES

12.1 Notices. Notices shall be effective upon receipt if personally delivered, on the third business day following the date of mailing if sent by registered or certified mail, and on the second business day following the date of transmission or delivery to the express mail service if sent by facsimile or express mail. A Party may change its address listed above by notice to the other Party. Any notices required or permitted under this Agreement shall be directed as follows:

For SIGMA-TAU:	Sigma-Tau PharmaSource, Inc. 6925 Guion Road Indianapolis, IN 46268 Fax:

with a copy to:	Sigma-Tau Pharmaceuticals, Inc. Attn: Legal Dept. 9841 Washingtonian Blvd. Gaithersburg, MD 20878 Fax: 301-354-5348

For ARADIGM:	Aradigm Corporation 3929 Point Eden Way, Hayward, CA 94545 Attn: Chief Executive Officer” Fax: 510-265-8875

with a copy to:	Aradigm Corporation 3929 Point Eden Way, Hayward, CA 94545 Attn: Chief Financial Officer Fax: 510-265-8879

or to such other addresses as shall have been subsequently furnished by written notice to the other Party.

Section 13. FORCE MAJEURE

13.1 Force Majeure. If either Party shall be delayed or hindered in or prevented from the performance of any act required hereunder by reason of Third Party strike, Third Party lockouts, Third Party labor troubles, restrictive governmental or judicial orders or decrees, riots, insurrection, war, terrorist acts, acts of God, inclement weather, or other reason or cause reasonably beyond such Party’s control (each a “Force Majeure”), then performance of such act shall be excused for the period of such Force Majeure. The Party affected by the Force Majeure shall provide notice to the other of the commencement and termination of the Force Majeure. Should a Force Majeure continue for more than two (2) months, the Party unaffected by the Force Majeure may terminate this Agreement upon prior written notice to the affected Party. If the Force Majeure equally affects the ability of each Party to perform under this Agreement, then such termination shall only be by mutual written agreement. In the event of any other type of unforeseen material change in circumstances (that does not qualify as Force Majeure), both Parties agree to negotiate in good faith to find a commercially reasonable solution.

Section 14. MISCELLANEOUS

14.1 Press Release. The Parties shall issue a press release promptly after signature of this Agreement, the content of which shall be agreed upon by the Parties in good faith.

14.2 Modifications. No change, modification or amendment of any obligation, term or provision contained herein shall be valid or enforceable unless same is reduced to writing and signed by a duly authorized representative of each of the Parties to be bound hereby.

14.3 Independent Contractors. This Agreement shall not constitute or give rise to any agency (except as set forth in Section 4.1), partnership or joint venture relationship among or between the Parties, and each Party’s performance hereunder is that of a separate, independent entity.

14.4 No Implied Rights. Nothing in this Agreement shall be deemed or implied to be the grant by one Party to the other of any right, title or interest in any proprietary right of the other except as is expressly provided for herein.

14.5 Severability. To the extent any provision or term set forth herein is or becomes unenforceable by operation of Applicable Laws, such unenforceability shall not affect the remaining provisions of this Agreement. The Parties shall renegotiate in good faith any such unenforceable provision or term held to be unenforceable and to be bound by the mutually agreed substitute provision.

14.6 Governing Law. The validity and interpretation of this Agreement and the legal relations of the Parties to it shall be governed by the laws of the New York, with the exception of its choice of laws provisions.

14.7 Counterparts. This Agreement may be executed in two (2) counterparts, each of which is to be considered an original, and taken together as one and the same document.

14.8 Agency. Neither Party is, nor shall be deemed to be, an employee, agent, co-venturer or legal representative of the other Party for any purpose. Neither Party shall be entitled to enter into any contracts in the name of, or on behalf of the other Party, nor shall either Party be entitled to pledge the credit of the other Party in any way or hold itself out as having the authority to do so.

14.9 Assignment. Except as otherwise provided herein, neither this Agreement nor any interest hereunder shall be assignable by either Party without the prior written consent of the other (which consent shall not be unreasonably withheld); provided, however, that either Party may assign this Agreement to (i) any wholly-owned subsidiary in a manner such that the assignor (if it continues as a separate entity) shall remain liable and responsible for the performance and observance of all its duties and obligations hereunder or (ii) to any successor by merger or sale of substantially all of its business unit to which this Agreement relates. Notwithstanding the foregoing, ARADIGM may assign this Agreement and any obligations and rights hereunder, in whole and/or in part, to Grifols S.A. (and/or any of its affiliates) with three (3) months’ written notice to SIGMA-TAU. This Agreement shall be binding upon the successors and permitted assignees of the Parties and the name of a Party appearing herein shall be deemed to include the names of such Party’s successors and permitted assigns to the extent necessary to carry out the intent of this Agreement. Any assignment not in accordance with this Section shall be void.

14.10 Further Actions. Each Party shall execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of the Agreement.

14.11 Waiver. No provision of the Agreement shall be waived by any act, omission or knowledge of a Party or its agents or employees except by an instrument in writing expressly waiving such provision and signed by a duly authorized officer of the waiving Party. The waiver by either Party to this Agreement of a breach of any provision set forth herein or of any right contained herein shall not operate as or be construed as a continuing waiver or a waiver of any subsequent breach or right granted herein.

14.12 Descriptive Headings. The section headings of this Agreement are for convenience only, and shall be of no force or effect in construing or interpreting any of the provisions of this Agreement.

14.13 Entire Agreement of the Parties. This Agreement, including the Exhibits attached hereto, constitute and contain the complete, final and exclusive understanding and agreement of the Parties hereto, and cancels and supersedes any and all prior negotiations, correspondence, understandings, representations and agreements, whether oral or written, between the Parties respecting the Processing of DP and Product.

14.14 Jointly Prepared. This Agreement has been prepared jointly and shall not be strictly construed against either Party.

14.15 Dispute Resolution.

(a) In the event of disputes arising in connection with this Agreement, the Parties shall try to come to an amicable settlement by submitting the dispute in writing to the Chief Executive Officers (“CEOs”) of ARADIGM and SIGMA-TAU (or such persons’ designee of equivalent or superior position). Should they fail to settle the dispute amicably within thirty (30) days, the dispute shall be finally settled by binding arbitration, in accordance with the Commercial Arbitration Rules of the American Arbitration Association Rules in effect. Each Party shall appoint one arbitrator and the arbitrators so chosen shall appoint a third arbitrator.

(b) The arbitration decision shall be final and binding upon the Parties involved and may not be appealed to any court in any jurisdiction. The prevailing Party may enter such decision in any court having competent jurisdiction should the non-prevailing Party not comply with the binding decisions awarded to the prevailing Party by the agreed upon arbitrator (as agreed upon in section 21.12(a)).

(c) Each Party shall pay its own expenses of arbitration and the expenses of the arbitrators shall be equally shared, provided that if, in the opinion of the arbitrators, any claim by a Party hereto or any defense or objection thereto by the other Party was unreasonable, the arbitrators may in their discretion as part of the award allot any part of the arbitration expenses of the other Party (including reasonable attorney’s fees) and expenses of the arbitrators against the Party raising such unreasonable claim, defense or objection.

(d) Either Party may, without inconsistency with this Agreement, apply to any court having jurisdiction hereof and seek injunctive relief so as to maintain the status quo until such time as the arbitration award is rendered or the controversy is otherwise resolved.

14.16 Injunctive Relief. Notwithstanding the foregoing, either Party shall have the right to pursue an action in a court of competent jurisdiction to obtain injunctive or other equitable remedy, in order to preserve the status quo during the resolution of any dispute under Section 14.15.

The Remainder of this Page is Intentionally Blank.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed in duplicate by their duly authorized representatives in the places provided below:

ARADIGM CORPORATION		SIGMA-TAU PHARMASOURCE, INC.

By:	/s/ Nancy E. Pecota	By:	/s/ David Lemus

Title:	CFO	Title:	CEO

Date:	26 August 2013	Date:	8/25/13

EXHIBIT A

DEVELOPMENT PLAN

This Exhibit ‘A’ has been redacted in its entirety.*

*	Confidential portions of this document have been redacted and filed separately with the Securities and Exchange Commission.

EXHIBIT B

EQUIPMENT LIST

50L Liposomal process equipment Description	Asset #	Date acquired
LIPEX extrusion system	3783	2/1/2009
Diafiltration system	3801	2/11/2008
Peristaltic pumps	3809	2/1/2009
200L ASME portable tank	3810	2/1/2009
200L ASME portable tank	3811	2/1/2009
200L ASME portable tank	3812	2/1/2009
30L ASME portable tank	3813	2/1/2009
50L ASME portable tank	3814	2/29/2008
Ultrafiltration diafiltration system	3830	2/1/2009

EXHIBIT C

QUALITY AGREEMENT

[The Quality Agreement will be finalized and executed promptly after the Effective Date by the Parties]

EXHIBIT D

SPECIFICATIONS

Specification for Ciprofloxacin for Inhalation, 50 mg/mL (3 mL fill)

Test	Acceptance Criteria	Analytical Method #
Description	White, to off white translucent dispersion free of visible particulates	ACM-2002
Identification of Ciprofloxacin HCl	Retention time within ±5% of that of the reference compound	ACM-2001
Ciprofloxacin HCl content by HPLC	Release: 47.5 to 52.5 mg/mL (95.0 to 105.0%LC*) (target = 50.0 mg/mL) Shelf-life: 45.0 to 55.0 mg/mL (90.0 to 110.0%LC*)	ACM-2001
Ciprofloxacin HCl degradation products by HPLC	Report values as % peak area identified by relative retention time	ACM-2001
Ciprofloxacin Encapsulation	≥ 90.0% (target > 98.0%)	ACM-2001
Identification of Cholesterol	Retention time within ±5% of that of the reference compound	ACM-2000
Cholesterol content by HPLC	Release: 25.0 to 29.0 mg/mL (target = 27.0 mg/mL) Shelf-life: 23.7 to 30.3 mg/mL	ACM-2000
Cholesterol degradation products by HPLC	Report values as % peak area identified by relative retention time	ACM-2000
Identification of HSPC	Retention time within ±5% of that of the reference compound	ACM-2004
HSPC content by HPLC	Release: 55.0 to 76.8 mg/mL (target = 65.9 mg/mL) Shelf-life: 46.9 to 80.1 mg/mL	ACM-2004
HSPC degradation products by HPLC	Report values as % peak area identified by relative retention time	ACM-2004
Vesicle size	Mean of primary peak is between 75 to 120 nm	ACM-2002
pH	5.1 to 6.9 (target = 6.0)	ACM-2002
Osmolality by vapor pressure osmometer	255 to 345 mOsm/Kg (target = 300)	ACM-2002
Residual solvents by GC (t-butyl alcohol)	No more than 0.1% (v/v)	ACM-2003
Residual solvents by GC (ethyl alcohol)	No more than 0.1% (v/v)	ACM-2003
Sterility	No growth as per USP<71>	ACM-0071

*LC=	Label Claim

Specification for Free Ciprofloxacin for Inhalation, 20 mg/mL (3 mL fill)

Test	Acceptance Criteria	Analytical Method #
Description	A pale yellow solution free of visible particulates. If solution appears cloudy, shake well at room temperature to obtain a clear solution.	ACM-2002
Identification of Ciprofloxacin HCl	Retention time within ±5% of that of the reference compound	ACM-2001
Ciprofloxacin HCl content by HPLC	Release: 19.0 to 21.0 mg/mL (95.0 to 105.0% LC*) (target = 20.0 mg/mL) Shelf-life: 18.0 to 22.0 mg/mL (90.0 to 110.0%LC*)	ACM-2001
Ciprofloxacin HCl degradation products by HPLC	Report values as % peak area identified by relative retention time	ACM-2001
pH	3.0 to 3.4 (target = 3.2) Shelf-life: 2.9 to 3.5	ACM-2002
Sterility	No growth as per USP<71>	ACM-0071

*LC=	Label Claim

EXHIBIT E

RATE FOR PROFESSIONAL FEES/SERVICES

•	[*****] for professional services
•	[*****] for technician services
•	A second annual quality audit shall be billed at [*****]/day for the first Sigma-Tau professional staffed on the audit, plus administrative support. Additional Sigma-Tau staffing is subject to additional professional service fees. An estimated 7-10 professionals is anticipated for a typical quality audit.
•	[*****] for QC testing services

SIGMA-TAU shall have the right to increase such rates for professional fees/services on an annual basis, not to exceed the pharmaceutical Producer Price Index (as published by Bureau of Labor Statistics, Industry Code 325412).

PRICING OF COMMERCIAL BATCHES

“Price” means the Processing cost of each Batch of Product, plus [*****]. The Processing cost of each Product shall mean the sum of Direct Expenses, Indirect Expenses and Overhead Costs actually incurred in, and allocable to, the Processing of such Product. As used herein:

“Direct Expenses” means those direct materials (“Direct Materials”) and direct labor (“Direct Labor”) and direct expenses (“Direct Expenses) involved in the Processing of the Product. Direct Materials will be the standard cost to purchase the raw materials including freight cost and all raw material components used in manufacturing the product. Direct labor will include the four SIGMA-TAU departments that Process the Product: manufacturing, chemistry, microbiology and quality assurance. SAP routing hours will be established for the standard labor hours to perform each task in the Processing of a Batch. Those standard hours times a costing rate will equate to the total Direct Labor costs. The Direct Labor costing rate will be based upon salaries and fringe benefits for the personnel directly involved in the Processing the Product. Direct Expenses also includes reasonable out-of-pocket payments to Third Parties for services related to the Processing of such Product or components thereof.

“Indirect Expenses” means a reasonable allocation of expenses associated with personnel supporting the direct Processing of such Product for supply to ARADIGM, and includes labor and overhead raw material acquisition and acceptance, document control, calibration/validation, and non-R&D expenses for process development and analytical methods development, but shall not include any Direct Expenses.

[*****] Confidential portions of this document have been redacted and filed separately with the Securities and Exchange Commission.

“Overhead Costs” means a reasonable allocation of direct and indirect manufacturing costs that cannot be identified in a practical manner with specific units of production and, therefore, cannot be included in Cost of Goods Sold as either Direct Expenses or Indirect Expenses. Such Overhead Costs shall include any fees paid to the FDA, and costs actually incurred in connection with direct and indirect logistics; import and export duties; applicable taxes; reasonable and customary brokerage fees, port fees, and storage fees; shipping and handling; quality control; and quality assurance. Overhead Costs shall exclude any costs allocable to excess manufacturing capacity of manufacturing facilities, and any royalties or license fees payable to Third Parties.

However, under no circumstances should the Price of a Batch exceed the Prices stated in the Development Plan: Liposomal Ciprofloxacin for Inhalation shall be capped at [*****] US Dollars per 100L Batch, and Free Ciprofloxacin for Inhalation shall be capped at $250,616 US Dollars per 100L Batch.

[*****] Confidential portions of this document have been redacted and filed separately with the Securities and Exchange Commission.

Schedule 9.1(A)

ARADIGM Confidential Information

Product Processing information for Drug Product and/or Product:

•	The Process description for all bulk drug products Processed in the Development Plan and revisions thereof.
•	Development reports and all Product-specific research and development information provided to Sigma-Tau by Aradigm or on behalf of Aradigm or such information generated pursuant to the Development Plan.
•	MBRs and Batch Records used in the Processing of the Product
•	Product and Material Specifications
•	Product storage and transportation procedures, conditions, protocols, SOPs, data and related information.
•	Validation and qualification protocols, reports and related Product-specific documents.
•	Product-specific SOPs and Product-specific information contained within any SOP.
•	Product-specific waste disposal protocols used during the processing of Product.
•	Product-specific process optimization and scale-up related information.
•	All Product-specific modification to Sigma-Tau equipment, facility, SOPs, procedure and practices as they relate directly to the Drug Product or Product.

Aradigm Equipment:

•	Equipment Specifications
•	Operation instructions and SOPS
•	Cleaning procedures
•	Maintenance schedules and records
•	Utility requirements
•	All upgrades and customizations of Aradigm Equipment.

Quality Control, Testing and Stability:

•	Product-specific test methods for:

Identification of Ciprofloxacin HCl
Ciprofloxacin HCl content by HPLC
Ciprofloxacin HCl degradation products by HPLC
Ciprofloxacin Encapsulation
Identification of Cholesterol
Cholesterol content by HPLC
Cholesterol degradation products by HPLC
Identification of HSPC
HSPC content by HPLC
HSPC degradation products by HPLC
Vesicle size pH
Osmolality by vapor pressure osmometer

•	Product raw material testing methods for:-

Ciprofloxacin HCl
Cholesterol HP
HSPC
Ammonium Sulfate
L-Histidine

•	The results of all testing and stability studies performed under the Development Plan or during the performance of the Services, Processing and Delivery of Drug Product and Product.

Quality Assurance:

•	All Product-specific deviations, investigations, or similar information and interactions between the quality departments including E-mails and phone calls, which are directly related to the Product
•	All Product-specific information in deviations, investigations or similar information or interactions, including E-mails and phone calls, between the quality departments that are indirectly related to the Product

Regulatory Information:

•	All regulatory filings related to the Product
•	All communications with Regulatory Authorities related directly related to the product.
•	All Product-specific information in communications with Regulatory Authorities indirectly related to the product.
•	Labeling information.

Clinical Information

•	All information related to the Processing, manufacture, packaging and disposition of the clinical Materials described in the Development Plan.

Business-related Information

•	Product Forecasts
•	Sales forecasts
•	Patents applications made by Aradigm.
•	Product-specific costs including Processing, Raw Materials, Equipment and Delivery.
•	Pricing and reimbursement information.

Schedule 9.1(B)

SIGMA-TAU Confidential Information

Except, in all cases, (i) for the information and equipment described in Schedule 9.1(A) and (i) to the extent not specific to the Drug Product or Product, SIGMA-TAU Confidential Information will include:

Product processing information for all drug products and/or products of SIGMA-TAU and its third party customers:

•	The process description for all bulk drug products processed at SIGMA-TAU (for drug products other than the Drug Product).
•	Development reports and all product-specific research and development information (for products other than the Product).
•	Master batch records and batch records used in the processing of the SIGMA-TAU and other third party customers products
•	Product and raw material specifications for products of SIGMA-TAU and other third party customers.
•	Product storage and transportation procedures, conditions, protocols, SOPs, data and related information.
•	Validation and qualification protocols, reports and related product-specific documents (for products other than the Product).
•	Product-specific SOPs and product-specific information contained within any SOP (for products other than the Product).
•	Product-specific waste disposal protocols used during the processing of product (for products other than the Product).
•	Product-specific process optimization and scale-up related information (for products other than the Product).
•	All product-specific modification to Sigma-Tau equipment, facility, SOPs, procedure and practices as they relate directly to the drug product or product (for drug products and products other than the Drug Product and Product).

SIGMA-TAU Equipment:

•	Equipment Specifications
•	Operation instructions and SOPS
•	Cleaning procedures
•	Maintenance schedules and records
•	Utility requirements

Quality Control, Testing and Stability:

•	All test methods for all materials and products of SIGMA-TAU and of other third party customers.
•	The results of all testing and stability studies performed at SIGMA-TAU.

Quality Assurance:

•	All deviations, investigations, or similar information and interactions between the quality departments including E-mails and phone calls.
•	All product-specific information in deviations, investigations or similar information or interactions, including E-mails and phone calls, between the quality departments of SIGMA-TAU and other third party customers.

Regulatory Information:

•	All regulatory filings related to products of SIGMA-TAU and other third party customers
•	All communications with Regulatory Authorities
•	Labeling information.

Clinical Information

•	All information related to the processing, manufacture, packaging and disposition of the clinical materials processed at SIGMA-TAU (for products other than the Product).

Business-related Information

•	All SIGMA-TAU documents
•	Product forecasts (for products other than the Product)
•	Sales forecasts
•	Patents applications made by SIGMA-TAU and other third party customers
•	All SIGMA-TAU owned information on costs including Personnel, processing, raw materials, equipment and delivery.
•	Pricing and reimbursement information.